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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
BED BATH & BEYOND INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BED BATH & BEYOND INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
JUNE 30, 2005

TIME	9:00 A.M. on Thursday, June 30, 2005
PLACE	Madison Hotel One Convent Road Morristown, New Jersey 07960
ITEMS OF BUSINESS	(1) To elect four directors for three years until the Annual Meeting in 2008 and until their respective successors have been elected and qualified (Proposal 1).
(2) To ratify the appointment of KPMG LLP as independent auditors for the 2005 fiscal year (Proposal 2).
(3) To vote on shareholder proposals (Proposals 3, 4 and 5).
(4) To transact such other business as may properly be brought before the meeting or any adjournment or adjournments.
RECORD DATE	You can vote if you were a shareholder of record on May 5, 2005.
PROXY VOTING
It is important that your shares be represented and voted at the meeting. We hope you will attend the meeting. Whether or not you plan to attend, we urge you to vote online, via telephone or to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.
June 1, 2005	Warren Eisenberg Co-Chairman
Leonard Feinstein Co-Chairman

Bed Bath & Beyond Inc. 650 Liberty Avenue Union, New Jersey 07083

PROXY STATEMENT

        The proxy materials are delivered in connection with the solicitation by the Board of Directors of Bed Bath & Beyond Inc. (the "Company", "we", or "us"), a New York corporation, of proxies to be voted at our 2005 Annual Meeting of Shareholders and at any adjournment or adjournments.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

        This Proxy Statement, the proxy card and our 2004 Annual Report are being mailed starting June 1, 2005. The information regarding stock ownership and other matters in this proxy statement is as of the record date, May 5, 2005, unless otherwise indicated.

What may I vote on?

        You may vote on the following proposals:

  •
  election of four directors to hold office until the Annual Meeting in 2008 (Proposal 1);

  •
  ratification of the appointment of KPMG LLP as independent auditors for fiscal 2005 (Proposal 2); and

  •
  consideration of shareholder proposals (Proposals 3, 4 and 5).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF AUDITORS AND AGAINST THE SHAREHOLDER PROPOSALS.

Who may vote?

        Shareholders of record of the Company's common stock at the close of business on May 5, 2005 are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 295,431,354 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

How do I vote?

        The Company encourages you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of Bed Bath & Beyond stock.

Shareholder of Record

        If your shares are registered directly in your name with Bed Bath & Beyond's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to vote by proxy. There are three ways you can do so:

•
Vote by internet—www.proxyvote.com

        Use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

•
Vote by phone—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

•
Vote by mail

        Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided, or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owner

        Most shareholders of Bed Bath & Beyond hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in directing the broker or nominee in how to vote your shares.

Can I change my vote?

        Yes. If you are the shareholder of record, you may revoke your proxy at any time before it is exercised by doing any of the following:

  •
  sending a letter to the Company stating that your proxy is revoked;

  •
  signing a new proxy and sending it to the Company; or

  •
  attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker or nominee for instructions on changing their vote.

How many votes must be present to hold the Annual Meeting?

        A "quorum" is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting. They may be present at the meeting or represented by proxy. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum, but are not counted for purposes of determining any of the proposals to be voted on.

How many votes are needed to approve the proposals?

        A plurality of the votes cast is required for the election of Directors. This means that the four nominees with the most votes for election will be elected.

        A "FOR" vote by a majority of the votes cast is required to approve the other proposals to be acted on at the Annual Meeting.

What is an abstention?

        An abstention is a properly signed proxy card which is marked "abstain".

What is a broker "non-vote"?

        A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, all of the proposals to be considered at the meeting are "discretionary" items upon which New York Stock

Exchange member brokerage firms that hold shares as a nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

Will any other matters be acted on at the Annual Meeting?

        If any other matters are properly presented at the Annual Meeting or any adjournment, the persons named in the proxy will have discretion to vote on those matters. As of January 31, 2005, which is the date by which shareholder proposals must have been received by the Company to be presented at the meeting, and as of the date of this proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

        The Company will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by directors or employees of the Company. The Company has engaged D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company has also engaged Automatic Data Processing, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

ELECTION OF DIRECTORS (Proposal 1)

How is the Board of Directors structured and who has been nominated?

        The Board of Directors is divided into three classes, each with a staggered three year term of office and the classes as nearly equal in number of directors as possible. The current number of directors is ten, with four directors being elected at the 2005 Annual Meeting.

        The Board of Directors, upon recommendation of its Nominating Committee, has nominated, for a three year term expiring at the 2008 Annual Meeting, Leonard Feinstein, Robert Kaplan and Dean S. Adler, whose three year terms of office as directors expire at this Annual Meeting, as well as Jordan Heller, whose one year term of office as director expires at this Annual Meeting.

        The principal occupation and certain other information concerning the nominees are provided below:

        Leonard Feinstein, 68, was a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a Director since 1971. Mr. Feinstein served as President from 1992 to 1999, and served as Co-Chief Executive Officer from 1971 to April 2003.

        Robert Kaplan, 47, is Vice Chairman of The Goldman Sachs Group, Inc. Mr. Kaplan has been a Managing Director of The Goldman Sachs Group, Inc. for more than five years. He has been a Director of the Company since 1994.

        Dean S. Adler, 48, was a Co-Founder and has served as a Principal of Lubert-Adler Management, a private real estate investment firm, for more than five years. He has been a Director of the Company since 2001. Mr. Adler is also a director of Developers Diversified Realty Corp. and Electronics Boutique, Inc.

        Jordan Heller, 44, has recently joined The Schonbraun McCann Group LLC, a leading provider of advisory services to the real estate industry, as a Partner. Prior to joining the Schonbraun McCann Group, Mr. Heller was a Managing Director at American Economic Planning Group for more than four years. Prior to joining American Economic Planning Group, Mr. Heller was Managing Partner of Ledgewood Capital Advisors. He has been a Director of the Company since 2003.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION
OF THESE NOMINEES AS DIRECTORS.

OTHER BOARD OF DIRECTORS INFORMATION

        The principal occupation and certain other information about the directors whose terms of office continue after the Annual Meeting is provided below.

Directors Whose Terms Expire in 2006

        Steven H. Temares, 46, currently serves as Chief Executive Officer, President and Director of the Company. Mr. Temares was elected Chief Executive Officer in April 2003. He has served as President and Director since January 1999. Previously, Mr. Temares served as Chief Operating Officer from 1997 to April 2003 and Executive Vice President from 1997 to January 1999.

        Klaus Eppler, 74, is a practicing attorney and has been a pensioned partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 2001. Mr. Eppler was an equity partner of Proskauer Rose LLP from 1965 to 2001. He has been a Director of the Company since 1992. Mr. Eppler serves as outside Lead Director. Mr. Eppler is also a director of The Dress Barn, Inc.

        Fran S. Stoller, 46, is a practicing attorney and a partner in the law firm of Loeb & Loeb LLP. Prior to joining that firm in 2000, she was a partner in the law firm of Bachner Tally Polevoy & Misher LLP. She has been a Director of the Company since 2003.

Directors Whose Terms Expire in 2007

        Warren Eisenberg, 74, was a Co-Founder of the Company and has served as Co-Chairman since 1999. He has served as a Director since 1971. Mr. Eisenberg served as Chairman from 1992 to 1999, and served as Chief Executive Officer or Co-Chief Executive Officer from 1971 to April 2003.

        Victoria A. Morrison, 52, is a practicing attorney and a partner in the law firm of Riker, Danzig, Scherer, Hyland & Perretti LLP for more than five years. She has been a Director of the Company since 2001.

        Stanley F. Barshay, 65, has served as Chairman of Schering-Plough Consumer HealthCare Products since 2003. Prior to 1997, Mr. Barshay served in a variety of senior executive positions at American Home Products (now Wyeth). Between 1997 and 2003, Mr. Barshay served as a consultant for several companies. He has been a Director of the Company since 2003.

How many times did the Board of Directors meet last year?

        The Board of Directors held eight meetings during fiscal 2004.

How are Directors compensated?

        In fiscal 2004, each outside director was paid at the rate of $7,500 per quarter other than Klaus Eppler who, as Lead Director, was paid at the rate of $11,250 per quarter. Directors may elect to receive all or a portion of such payments in the form of common stock.

Information about Committees of the Board; Compensation Committee Interlocks and Insider Participation

        All members of the Audit, Compensation, and Nominating and Corporate Governance committees are considered independent pursuant to applicable SEC and NASDAQ rules.

Audit Committee

        The function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by (i) overseeing the Company's accounting and financial reporting processes and the audits of the Company's financial statements; and (ii) reviewing the financial reports and other financial information provided by the Company to the public. In addition, the functions of this Committee have included, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results and the results of their annual audit and reviewing the Company's internal accounting controls. The Audit Committee held eight meetings during fiscal 2004. The current members of the Committee are Messrs. Adler, Barshay and Heller.

Compensation Committee

        The function of the Compensation Committee is to assist the Board of Directors by (i) considering and determining all matters relating to the compensation of the Company's Co-Chairmen, Chief Executive Officer and other executive officers; (ii) administering and functioning as the committee that is authorized to make grants and awards under the Company's incentive compensation plan to executive officers and such other Senior Persons as the Committee may determine; and (iii) reviewing and reporting to the Board on such other matters as may be appropriately delegated by the Board for the Committee's consideration. In addition to holding six meetings during fiscal 2004, the Committee also acted by unanimous written consents and held informal discussions. The current members of the Committee are Mr. Adler, Ms. Morrison and Ms. Stoller.

Nominating and Corporate Governance Committee

        The function of the Nominating and Corporate Governance Committee is to assist the Board of Directors by (i) reviewing and recommending changes in certain policies regarding the nomination of directors to the Board for its approval; (ii) identifying individuals qualified to become directors; (iii) evaluating and recommending for the Board's selection nominees to fill positions on the Board; and (iv) recommending changes in the Company's corporate governance policies to the Board for its approval. The Committee's policy is to identify potential nominees based on properly submitted suggestions from any source and has established procedures to do so. In addition, the Board may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate. Shareholders wishing to propose a director candidate for nomination must provide timely notice of such nomination in accordance with the Company's By-laws. The Nominating and Corporate Governance Committee held one meeting during fiscal 2004. The current members of the Committee are Mr. Eppler, Ms. Morrison and Ms. Stoller.

Corporate Governance Information

        A complete copy of the charter of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, as well as the Company's policies on Director attendance at the annual shareholder meeting and how shareholders can communicate with the Board of Directors, are available on the Company's website at www.bedbathandbeyond.com.

RATIFICATION OF APPOINTMENT OF AUDITORS (Proposal 2)

Who has been appointed as the Auditors?

        The Audit Committee has appointed KPMG LLP to serve as our independent auditors for fiscal 2005, subject to ratification by our shareholders. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify their appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its shareholders.

What were the fees incurred by the Company for professional services rendered by KPMG LLP?

        The fees incurred by the Company for professional services rendered by KPMG LLP for fiscal 2004 and 2003 were as follows:

	2004	2003
Audit Fees	$1,366,500	$312,000
Audit-Related Fees	52,000	31,000
Tax Fees	84,000	327,000
All Other Fees	—	5,000

	$1,502,500	$675,000

        In fiscal 2004, audit fees include fees associated with the annual audit of the Company's financial statements, the assessment of the Company's internal control over financial reporting as integrated with the annual audit of the Company's financial statements and the quarterly reviews of the financial statements included in our Form 10-Q filings. In fiscal 2003, audit fees include fees associated with the annual audit of the Company's financial statements, the quarterly reviews of the financial statements included in our Form 10-Q filings and additional procedures required due to the acquisition of Christmas Tree Shops, Inc. ("CTS"). In fiscal 2004 and 2003, audit-related fees include fees associated with audits of financial statements of certain employee benefit plans. In fiscal 2004 and 2003, tax fees include fees associated with tax compliance (including review of tax returns), tax advice (including tax audit assistance) and assistance with the due diligence for the acquisition of CTS in fiscal 2003. All other fees in fiscal 2003 include fees associated with management advisory services. The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining KPMG LLP's independence.

        In accordance with the audit committee charter, the audit committee must pre-approve all audit and non-audit services provided to the Company by its outside auditor. To the extent permitted by applicable laws, regulations and NASDAQ rules, the committee may delegate pre-approval of audit and non-audit services to one or more members of the committee. Such member(s) must then report to the full committee at its next scheduled meeting if such member(s) pre-approved any audit or non-audit services.

        In fiscal 2004, all (100%) audit-related, tax and other services were pre-approved in accordance with the audit committee charter.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2005.

AUDIT COMMITTEE REPORT

        The Board of Directors has determined that the membership of the Audit Committee meets the Securities and Exchange Commission and NASDAQ independence and experience requirements. The Board of Directors has also determined that Messrs. Adler and Heller each qualify as an "Audit Committee Financial Expert."

        The Audit Committee discussed the auditors' review of quarterly financial information with the auditors prior to the release of that information and the filing of the Company's quarterly reports with the Securities and Exchange Commission. The Audit Committee also met and held discussions with management and the independent auditors with respect to the audited year end financial statements. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors' independence. The Committee also discussed with the auditors and the Company's financial management matters related to the Company's internal control over financial reporting. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended February 26, 2005, filed with the Securities and Exchange Commission on May 12, 2005.

        This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.

AUDIT COMMITTEE Dean S. Adler Stanley F. Barshay Jordan Heller

SHAREHOLDER PROPOSAL (Proposal 3)

        We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, each proponent.

Shareholder's Supporting Statement

        Whereas, Bed Bath & Beyond Inc. currently has extensive overseas operations, and

        Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

        Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

        Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

        Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations' Norms on the Responsibilities

of Transnational Corporations with Regard to Human Rights ("UN Norms"), which include the following principles:

  1.
  All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

  2.
  Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

  3.
  There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

  4.
  Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

  5.
  There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

        Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

        Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations' Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Company's Statement of Opposition

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

What is the Company's position regarding its vendors' human rights practices?

        For many years, Bed Bath & Beyond has required its vendors to represent their compliance with certain human rights practices, such as not making any use of child or forced labor of any kind. The Company embraces the principles underlying this proposal. More recently, as described below, the Company has put into place additional assurances as its business evolves.

Is the basis for this proposal accurate?

        The proposal begins with the proposition that Bed Bath & Beyond has "extensive overseas operations." This is not the case.

        As disclosed in our most recent Report on Form 10-K, the Company purchases substantially all of its merchandise in the United States, the majority from domestic manufacturers and the balance from importers. The Company purchases only a small amount of its merchandise directly from overseas sources and has no overseas manufacturing facilities of any kind.

        To the extent the proposal reflects a misapprehension of the Company's business, adoption would be inappropriate on that basis alone. However, since the proposal espouses principles with which the

Company agrees, the Board will take this opportunity to provide some detail about how the Company approaches these issues and why it believes the proposal to be unnecessary and unduly restrictive.

How does the Company express its human rights values to its foreign sources?

        As mentioned above, Bed Bath & Beyond purchases only a small amount of merchandise directly from overseas sources. Those vendors, however, are required to acknowledge receipt of and agree to be bound by the terms of the Bed Bath & Beyond Code of Conduct. This Code contains essentially the same elements as those set forth in the proposal. Direct import vendors are also required to fill out, sign and return a factory profile questionnaire that touches on these same topics. The Company reserves the right to conduct factory audits, directly or through third parties.

        Copies of these materials were provided to the sponsors of this proposal and a dialogue has been initiated with them. Though we believe the proposal to be inappropriate at this time, we expect the dialogue to be fruitful and informative.

Why does the Company's Board of Directors oppose this proposal?

        This proposal raises important issues, but these are issues the Company is sensitive to, issues the Company has addressed, and issues the Company will continue to address as its business evolves. Given the very minor part of the Company's business represented by direct imports, a "one-size-fits-all" solution would be inappropriate at this point. For this reason, the Board of Directors believes that this proposal is inappropriately restrictive and unnecessarily costly in relation to the Company's activities that would be covered by its terms. The Company is active in this area and will remain focused on these issues.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS
SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL (Proposal 4)

        We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, the proponent.

        RESOLVED, that stockholders of Bed Bath and Beyond Inc. (the "Company") urge the Compensation Committee of the Board of Directors (the "Committee") to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs during their employment, and to report to stockholders regarding the policy before the Bed Bath & Beyond's 2006 annual meeting of stockholders. The Committee should define "significant" (and provide for exceptions in extraordinary circumstances) by taking into account the needs and constraints of the Company and its senior executives; however, the stockholders recommend that the Committee not adopt a percentage lower than 75% of net after tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

Supporting Statement

        Equity-based compensation makes up a substantial portion of senior executive compensation at Bed Bath & Beyond. During fiscal year 2003, CEO and President Steven Temares received cash compensation of $931,000, while the stock options he received had a potential future value of $9,614,541 or $24,365,135, depending on the return assumption. For 2002, he received cash compensation of $833,000, while the stock options he received had a potential future value of $5,964,751 or $15,115,850, depending on the return assumption. According to the 2004 10-K, the potential dilutive effect of outstanding option plans was 17.65%.

        Bed Bath & Beyond believes that long-term stock options provide incentives to management personnel as well as align such incentives with shareholder return. Unfortunately, the company's generous equity compensation programs have not translated into meaningful levels of stock ownership. The Company's 2004 proxy statement disclosed that Mr. Temares owned only 10,000 shares outright, but held 1,588,000 options. A November 10, 2004 Form 4 filing shows that Mr. Temares exercised and then sold 248,000 options for a gain of $9,189,600. Having exercised nearly 250,000 options, Mr. Temares owns about four percent of that number of shares. We believe that the alignment benefits touted by the Company are not being realized.

        Requiring senior executives to hold a significant portion of shares obtained through compensation plans would focus them on the company's long-term success and would help align their interests with those of Bed Bath & Beyond's stockholders. A report by a commission of The Conference Board endorsed the idea of such a requirement, stating that the long-term focus promoted thereby "may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions."

        As long-term shareholders, we believe it's critical for compensation programs to incentivize executives to manage for the company's long-term interests. Recent corporate history, we think, shows the dangers of a short-term mentality in which executives extract value through equity-based compensation, and then cash out before the effects of their mismanagement becomes apparent to other stockholders.

        We urge stockholders to vote for this proposal.

Company's Statement in Opposition

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

Has this proposal been submitted before?

        Yes. The same proposal was presented last year and opposed by the shareholders by more than a three to one margin.

Have the Company's equity compensation policies changed in the last year?

        Yes. The Compensation Committee and the full Board reviewed the use of equity compensation following last year's shareholder ratification of the 2004 Incentive Compensation Plan, having retained an outside consultant to review the manner in which the Company compensates its employees, including senior executives. One goal was promoting long-term equity interest among the Company's employees. As a result of that review, the Company now compensates senior executives with a combination of stock options and performance-based restricted stock. Vesting of the restricted stock awarded to these executives will be dependent on (i) the Company's achievement of a performance-based test for the fiscal year of grant, and (ii) time vesting, assuming the performance test has been met with respect to a particular grant. The vesting periods, which generally run five to seven years from the date of grant, create a sort of forced retention: if the performance test is satisfied for a specific year's grant, the stock is earned, but it remains subject to restriction and cannot be sold until it vests. As a consequence, consistent with the proposal, a significant portion of the equity incentive of senior executives will be the ownership of common stock over the applicable vesting period.

Why does the Company oppose this proposal?

        The Board of Directors does not believe this proposal would serve shareholder interests. We believe that our equity compensation and incentive policies have been successful in helping us attract and retain talented people and in motivating them to build long-term value for our shareholders. These policies are and have been an important element in the superior rate of retention of our executives, as well as in the extraordinary growth and success of the Company. Look at the chart of selected financial data included in the fiscal 2004 Form 10-K. The suggestion inherent in this proposal, that management's interests are not adequately aligned with the long-term interests of the Company's shareholders, in not supported by the facts.

        The Company believes its compensation policies are firmly aligned with shareholder interests and that the changes approved this year by the Compensation Committee have made our compensation policies even stronger.

How have the Company's past compensation policies reflected shareholder interests?

        The Board believes it is critical to provide incentive to our executives to maximize long and short-term shareholder interests. To further these goals, we have historically awarded equity compensation in the form of stock options to executives with at least an 8 year duration that typically only fully vest over a period ranging from five to seven years from the date of grant. Our lengthy vesting periods result in executives usually having a larger interest in unvested equity compensation than vested, which serves to align the executives' interests with the long-term interests of the Company and further helps to retain the executive.

        Perhaps unintentionally, the data provided in support of this proposal further supports the Company's position in this regard. The potential future values of the options granted to the Company's CEO and President reported in the proposal, drawn from the Company's last proxy statement, reflect the following assumptions: first, a 5% or 10% annual appreciation in the Company's stock price, benefiting all shareholders, over a period of 10 years; and second, the CEO and President will hold all options for their full 10 year term. The proposal also fails to mention the obvious fact that, should these long-term results not follow, the stock options could be worth significantly less, or even nothing at all.

        We are speaking here of more than a mere hypothetical. Since going public in 1992, the Company has put together a record of thirteen years of revenue and earnings growth that few, if any, public companies can match, regardless of industry. The value of the stock options held by senior management, and any amount gained on exercise, reflects the market's response to the long-term success of the Company: over the last 10 years, the average annual increase in the Company's stock price has exceeded 25%, benefiting all shareholders. The alignment benefits touted by the Company are being realized.

Why is equity compensation an important part of the Board's compensation policies?

        In connection with the compensation review mentioned above, the outside consulting group advised the Board that, generally, our executives receive less total cash compensation than they could earn at other peer companies and have in the past relied heavily on gains from stock options. Other companies use substantial cash bonuses as a major part of executive compensation, while this Company historically has not. Furthermore, in many cases, our executives' interest in their vested options makes up a high proportion of their net worth and, consequently, executives may need diversification in their portfolios. Accordingly, the Board does not believe that it is in the interests of the Company to place restrictions on an executive's ability to realize gains on vested stock options. Moreover, the granting of restricted stock on the terms established by the Compensation Committee results in executives' long-term retention of equity interest in the Company.

        The Company's recently reviewed and updated executive compensation policies give us flexibility in attracting and retaining executive talent and are designed to provide competitive compensation in the marketplace. The Board believes that the majority of our peer companies do not impose limitations similar to those set forth in the proposal on the sale of shares acquired on exercise of stock options or otherwise. As a result, the Board believes that requiring our executives to hold for a predetermined period of time a certain percentage of the stock acquired through stock option exercise would make it more difficult to attract, recruit, motivate and retain the quality of executive talent the Company needs to maintain its record of successful growth. We believe it is in the best interests of our shareholders for the Board to retain the flexibility to compensate executive management with the terms that we believe to be most appropriate for attracting and retaining top caliber talent.

How does the Company view equity compensation for key employees going forward?

        As a general philosophical matter, the Company strongly believes that a significant portion of the compensation and incentive package of all key employees, including executives, should be linked to the success of the Company, as measured by the long-term appreciation in the market value of the Company, through the grant of stock options or other forms of equity compensation such as restricted stock. As we continue to improve and grow our Company, we will continue to strive for long-term profitable performance, based on prudent planning and superior execution. We believe our philosophy has been validated by our performance since we went public in 1992, which has been one of the strongest among all public companies during this period. For these reasons and the reasons stated in the foregoing paragraphs, we believe that the adoption of the proposal is unnecessary and would be detrimental to the long-term interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS
SHAREHOLDER PROPOSAL.

SHAREHOLDER PROPOSAL (Proposal 5)

        We have been notified that the following shareholder proposal will be presented for consideration at the Annual Meeting. Promptly upon receipt of an oral or written request we will provide you with the name and address of, and number of shares held by, the proponent.

        RESOLVED: That the stockholders request that the Board of Directors take the steps necessary to declassify the election of Directors by insuring that in future Board elections directors are elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not effect the unexpired terms of Directors previously elected.

Supporting Statement

        This resolution requests that the Board end the present staggered board system with 1/3 of Directors elected each year and instead ensure that all Directors are elected annually. We believe shareholders should have the opportunity to vote on the performance of the entire board each year.

        Increasingly, institutional investors are calling for the end of this system. California's Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

        Shareholder resolutions to end this staggered system of voting have received large votes, averaging 62% in 2003, revealing strong investor support for this reform. Numerous companies have demonstrated leadership by changing this practice including Pfizer, Bristol-Myers Squibb, and Dow Jones.

        We strongly believe that our company's financial performance is linked to its corporate governance policies and procedures and the level of Board and management accountability they establish.

        We do not believe this reform would affect the continuity of Director service since our Directors, like those at an overwhelming majority of companies, are routinely elected with strong shareholder approval.

        After listening to investor input, Pfizer changed its staggered board by taking a shareholder vote, which passed with 84%. The Pfizer 2003 proxy statement stated convincingly:

  "The Board of Directors examined the arguments for and against continuation of the classified board, in light of the size and financial strength of the company, listened to the views of a number of its shareholders, and determined that the classified board should be eliminated. The Board believes that all Directors should be equally accountable at all times for the company's performance and that the will of the majority of shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of all Directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board's membership and our policies and long-term strategic planning should not be affected."

        We believe the Compensation, Nominating, and Audit Committees, as well as the full Board need to be fully and annually accountable to shareowners—another key reason for annually electing Directors. Please vote yes for this reform.

Company's Statement in Opposition

What is the recommendation of the Board?

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

Why is our Board of Directors classified?

        In 1997, the Company's shareholders voted to amend the Company's Certificate of Incorporation and create a classified Board of Directors, by nearly a 2 to 1 margin. The first reason offered at the time in support of the amendment was the promotion of stability and continuity in governance and operations.

        The creation of a classified Board of Directors was also intended to encourage any third party interested in acquiring the Company, or a controlling interest in the Company, to approach the Board and management first, who then would be better able to protect the interests of all shareholders through careful assessment and, if necessary, negotiation.

Why does the Company oppose this proposal?

        The supporters of this proposal state, "[w]e strongly believe that our company's financial performance is linked to its corporate governance policies and procedures and the level of Board and management accountability they establish." The Company agrees. Since the Company's shareholders voted in support of the current classified Board structure, gross revenues have increased an average of more than 25% per year and earnings have increased an average of more than 30% per year. Few companies have matched the Company's performance over this period. The stability and continuity fostered by the current structure of the Board has been and, in the opinion of the Board, will continue to be in the best long-term interests of all shareholders.

        The current drumbeat refrain that a classified board is per se bad governance, though popular, is not consistent with either this Company's performance or the facts on the ground. The Investor

Responsibility Research Center reported late last year that 56% of the companies in the S&P 500 have classified boards. The New York Business Corporation Law continues to permit the creation of a classified board. Directors, regardless of the length of their terms, all have the same fiduciary responsibility to shareholders.

        It is true that in 2003 Pfizer, a company with a market capitalization nearly 20 times that of this Company, chose to discontinue its own classified board structure. In doing so, however, Pfizer made it clear that it was acting only after careful consideration of its own specific circumstances.

        The Board has reviewed the reasoning behind the adoption of a classified structure eight years ago in light of the Company's current circumstances and finds that it remains sound.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS
SHAREHOLDER PROPOSAL.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table shows the aggregate compensation earned by the Company's two Co-Chairmen, its President and Chief Executive Officer, and the two other highest paid executive officers of the Company for services rendered in fiscal 2004, 2003 and 2002.

	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	All Other Compensation ($)
Warren Eisenberg Co-Chairman	2004 2003 2002	1,081,000 981,000 883,000	(a) (a) (a)	— — —	— — —	300,000 400,000 300,000	71,744 61,749 253,721	(b) (b) (b)
Leonard Feinstein Co-Chairman	2004 2003 2002	1,081,000 981,000 883,000	(c) (c) (c)	— — —	— — —	300,000 400,000 300,000	60,133 60,602 221,898	(d) (d) (d)
Steven H. Temares President and Chief Executive Officer	2004 2003 2002	1,031,000 931,000 833,000	(e) (e) (e)	— — —	— — —	300,000 400,000 300,000	— — —
Arthur Stark Chief Merchandising Officer and Senior Vice President	2004 2003 2002	613,000 548,000 492,000	(e) (e) (e)	— — —	— — —	100,000 100,000 75,000	— — —
Matthew Fiorilli Senior Vice President—Stores	2004 2003 2002	613,000 548,000 490,000	(e) (e) (e)	— — —	— — —	100,000 100,000 75,000	— — —

(a)
Mr. Eisenberg is employed by the Company pursuant to an employment agreement. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(b)
Includes: (i) certain personal benefits provided by the Company to Mr. Eisenberg in fiscal 2004, 2003 and 2002 (such as the use of Company cars for non-business purposes, tax preparation services and other advisory services) at an aggregate cost to the Company of approximately $70,703, $60,336 and $55,089, respectively; (ii) insurance premiums in the amount of approximately $1,041, $1,413 and $1,508 in fiscal 2004, 2003 and 2002, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies (as defined below) of $0 in fiscal 2004, $0 in fiscal 2003, and $197,124 in fiscal 2002. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(c)
Mr. Feinstein is employed by the Company pursuant to an employment agreement. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(d)
Includes: (i) certain personal benefits provided by the Company to Mr. Feinstein in fiscal 2004, 2003 and 2002 (such as the use of Company cars for non-business purposes, tax preparation services and other advisory services) at an aggregate cost to the Company of approximately $58,051, $57,776 and $61,612, respectively; (ii) insurance premiums in the amount of approximately $2,082, $2,826 and $3,016 in fiscal 2004, 2003 and 2002, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies (as defined below) of $0 in fiscal 2004, $0 in fiscal 2003, and $157,270 in fiscal 2002. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(e)
Messrs. Temares, Stark and Fiorilli are employed by the Company pursuant to agreements described below under "Agreements with Messrs. Temares, Stark and Fiorilli".

STOCK OPTIONS

        The following table sets forth information as of February 26, 2005 for each of the executive officers of the Company named in the Summary Compensation Table with respect to options granted during fiscal 2004 and their potential value (at the end of the option term assuming certain levels of appreciation of the Company's common stock).

Option Grants in Fiscal 2004

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted (#)
			Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise or Base Price ($/Share)	Expiration Date
						5% ($)	10% ($)
Warren Eisenberg	300,000	(2)	5.75%	$41.35	3/3/2014	7,800,495	19,767,985
Leonard Feinstein	300,000	(2)	5.75%	$41.35	3/3/2014	7,800,495	19,767,985
Steven H. Temares	300,000	(3)	5.75%	$41.35	3/3/2014	7,800,495	19,767,985
Arthur Stark	100,000	(4)	1.92%	$41.35	3/3/2014	2,600,165	6,589,328
Matthew Fiorilli	100,000	(4)	1.92%	$41.35	3/3/2014	2,600,165	6,589,328

(1)
The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's common stock price.

(2)
Options to purchase 300,000 shares were granted to each of Messrs. Eisenberg and Feinstein on March 3, 2004 and are exercisable in three (3) equal annual installments commencing on the first anniversary of the date of grant.

(3)
Options to purchase 300,000 shares were granted to Mr. Temares on March 3, 2004 and are exercisable in five (5) equal annual installments commencing on the first anniversary of the date of grant.

(4)
Options to purchase 100,000 shares were granted to each of Messrs. Stark and Fiorilli on March 3, 2004 and are exercisable in five (5) equal annual installments commencing on the third anniversary of the date of grant.

Fiscal Year-End Option Values

        The following table sets forth information for each of the named executive officers with respect to option exercises during fiscal 2004 and the value of outstanding or unexercised options held as of February 26, 2005.

			Number of Securities Underlying Unexercised Options at February 26, 2005 (1)
					Value of the Unexercised In-the-Money Options at February 26, 2005 (2)
	Shares Acquired on Exercise (#) (1)
Name		Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Warren Eisenberg (3)	—	—	433,334	666,666	2,518,850	578,500
Leonard Feinstein (3)	—	—	433,334	666,666	2,518,850	578,500
Steven H. Temares	248,000	9,190,501	1,420,001	1,039,999	28,737,674	5,787,264
Arthur Stark	—	—	391,000	497,000	10,713,354	5,254,091
Matthew Fiorilli	—	—	443,334	497,000	12,028,090	5,254,091

(1)
Reflects two-for-one stock splits distributed in 1996, 1998 and 2000.

(2)
Represents the difference between the closing market price of the common stock on February 26, 2005 of $37.40 per share and the exercise price per share of the options, multiplied by the number of shares underlying the options.

(3)
The options granted to Messrs. Eisenberg and Feinstein may be assigned by them to their respective spouses and descendants or to trusts for their benefit.

AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN

        Messrs. Eisenberg and Feinstein have employment agreements with the Company for executive employment terms expiring on June 30, 2007, or as extended by mutual agreement. These agreements provide for salaries at the rate of $800,000 per year which may be increased from time to time by the Company. Under these agreements Messrs. Eisenberg and Feinstein may at any time elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of 50% of their salary prior to such election (or, if greater, $400,000 plus a cost of living adjustment) for a period (the "Senior Status Period") of up to ten years from the date of such election. If not previously elected, the Senior Status Period will commence at the expiration of the executive employment term. While on senior status, the executive does not have to devote more than 50 hours in any three-month period to his consultative duties. Following the Senior Status Period, Messrs. Eisenberg and Feinstein are each entitled to supplemental pension payments of $200,000 per year (plus a cost of living adjustment) until the death of the survivor of him and his current spouse. The agreements contain non-competition, non-solicitation and confidentiality provisions. These provisions generally apply through the term of employment, including the Senior Status Period and any other time when salary payments are required to be made under the agreement. The agreements also provide for some of Messrs. Eisenberg's and Feinstein's employee benefits to continue during their active employment, their Senior Status Period and during the period of supplemental pension payments. The agreements also provide that in the event of a change in control of the Company, Mr. Eisenberg and/or Mr. Feinstein may, at his option, terminate employment and receive three years' annual salary, if termination is prior to the Senior Status Period, and 50% of his salary times the number of years remaining in the Senior Status Period, if termination is during such Senior Status Period, plus in either case a tax gross up to the extent any such payment constitutes a "parachute payment." Under the agreements, Messrs. Eisenberg and Feinstein can also terminate employment and be paid through the end of the term of employment and the Senior Status Period (or, if the Company chooses, in a lump sum on a present value discounted basis) if the executive is removed from or not reelected to any officer or director position or there is a material diminution in the executive's duties.

        The Company previously had "split dollar" insurance agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives. Under these agreements, the Company previously contracted to pay a portion of the premiums payable on the outstanding life insurance policies on the joint lives of each of Messrs. Eisenberg and Feinstein and their wives, each with aggregate face values of $30 million (the "Insurance Policies"). As a result of the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company ceased paying premiums under the Insurance Policies due after such date. During fiscal 2003, the trusts established by Messrs. Eisenberg and Feinstein and their wives repaid the Company the aggregate amount of the premiums under the "split dollar" insurance agreements since the inception of the Insurance Policies, namely $2,996,941 and $2,398,679, respectively. In substitution for this benefit, the Company entered into deferred compensation agreements with Messrs. Eisenberg and Feinstein under which the Company is obligated to pay Messrs. Eisenberg and Feinstein $2,125,000 and $2,080,000, respectively, in each case payable only on the last day of the first full fiscal year of the Company in which the total compensation of Mr. Eisenberg or Feinstein, as applicable, will not result in the loss of a deduction for such payment pursuant to applicable federal income tax law.

AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI

        Messrs. Temares, Stark and Fiorilli, as well as some other executives of the Company, have employment agreements with the Company. The agreements with the three named executives provide for severance pay equal to three years' salary if the Company terminates their employment (subject to reduction under certain circumstances) and one year's severance pay if the executive voluntarily leaves the employ of the Company. These agreements also contain non-competition and confidentiality provisions.

Information concerning other named executive officers, directors, and Security ownership of certain beneficial owners

Name	Position	Number of Shares of Common Stock Beneficially Owned and Percent of Class as of May 5, 2005
Warren Eisenberg	Co-Chairman and Director	6,814,061	(1)	2.3%
Leonard Feinstein	Co-Chairman and Director	5,778,155	(2)	2.0%
Steven H. Temares	Chief Executive Officer, President and Director	1,873,984	(3)	*
Arthur Stark	Chief Merchandising Officer and Senior Vice President	538,996	(4)	*
Matthew Fiorilli	Senior Vice President—Stores	575,796	(5)	*
Dean S. Adler	Director	1,392	(6)	*
Stanley F. Barshay	Director	2,318	(7)	*
Klaus Eppler	Director	4,973	(8)	*
Jordan Heller	Director	760		*
Robert Kaplan	Director	6,112	(9)	*
Victoria A. Morrison	Director	642	(10)	*
Fran S. Stoller	Director	439		*
All Directors and Executive Officers as a Group (13 persons)		15,671,224		5.3%
Montag & Caldwell, Inc. 3455 Peachtree Road, NE Suite 1200 Atlanta, Georgia 30326-3248		17,227,829	(11)	5.8%

*
Less than 1% of the outstanding common stock of the Company.

(1)
The shares shown as being owned by Mr. Eisenberg include: (a) 3,047,394 shares owned by Mr. Eisenberg individually; (b) 766,667 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (c) 1,000,000 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; and (d) 2,000,000 shares owned of record by Mr. Eisenberg's wife. Mr. Eisenberg has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually. This number excludes a restricted stock award of an indeterminate number of shares not to exceed 64,000.

(2)
The shares shown as being owned by Mr. Feinstein include: (a) 3,033,988 shares owned by Mr. Feinstein individually; (b) 766,667 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (c) 977,500 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; and (d) 1,000,000 shares owned of record by Mr. Feinstein's wife. Mr. Feinstein has sole voting power with respect to the shares held by him individually but disclaims beneficial ownership of any of the shares not owned by him individually. This number excludes a restricted stock award of an indeterminate number of shares not to exceed 64,000.

(3)
The shares shown as being owned by Mr. Temares include: (a) 10,000 shares owned by Mr. Temares individually; (b) 1,800,001 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days; and (c) 63,983 shares of restricted stock.

(4)
The shares shown as being owned by Mr. Stark include: (a) 60,000 shares owned by Mr. Stark individually; (b) 463,000 shares issuable pursuant to stock options that are or become exercisable within 60 days; and (c) 15,996 shares of restricted stock.

(5)
The shares shown as being owned by Mr. Fiorilli include: (a) 555,000 shares issuable pursuant to stock options granted to Mr. Fiorilli that are or become exercisable within 60 days; (b) 4,800 shares owned by Mr. Fiorilli's minor children, as to which shares Mr. Fiorilli disclaims beneficial ownership; and (c) 15,996 shares of restricted stock.

(6)
Mr. Adler is also a principal or officer of several private equity funds, each with broad commercial real estate holdings. During fiscal 2004, some of such funds had among their investments interests in entities which held real estate, portions of which were leased to the Company or a subsidiary for the operation of stores.

(7)
Schering-Plough Consumer HealthCare Products manufactures a wide variety of consumer goods, some of which are purchased by the Company for resale in the ordinary course of business.

(8)
Proskauer Rose LLP received fees for legal services from the Company during fiscal 2004 and the law firm is continuing to provide legal services to the Company during fiscal 2005.

(9)
The Goldman Sachs Group, Inc. received commissions in connection with the Company's stock repurchase program which concluded during fiscal 2004.

(10)
Riker, Danzig, Scherer, Hyland & Perretti LLP received fees for legal services from the Company during fiscal 2004 and the law firm is continuing to provide legal services to the Company during fiscal 2005.

(11)
Information regarding Montag & Caldwell, Inc. was obtained from a Schedule 13G filed with the SEC on January 27, 2005 by Montag & Caldwell, Inc. The Schedule 13G states that Montag & Caldwell Inc. is deemed to have beneficial ownership of 17,227,829 shares of common stock, acquired in the ordinary course of business. The Schedule 13G also states that Montag & Caldwell, Inc. has the sole power to dispose or to direct the disposition of 17,227,829 shares of common stock.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Historically, the Company has used stock options for all equity incentive awards to its employees, including executive officers. In October 2004, the Compensation Committee commenced a study of possible changes to the Company's sole reliance on stock options for equity incentive awards, including, among other things, the possibility of replacing stock options, in whole or in part, with awards of restricted stock. In conducting its evaluation, the Compensation Committee considered recent changes to the accounting rules pertaining to the compensation cost of stock-based payments to employees and the desirability of achieving various goals, including promoting long-term employee stock ownership, enhancing employee retention, minimizing dilution, providing employees with rewards for the Company's success and linking employee pay to shareholder returns.

        On April 20, 2005, the Compensation Committee completed a change to its overall approach to equity compensation for employees. As a result, equity awards are anticipated to be made in the future consistent with the following approach:

  1.
  The Company's Co-Chairmen, the Chief Executive Officer, all other executive officers, and certain other executives reporting to the Company's Chief Executive Officer would receive incentive compensation comprised of a combination of stock options and restricted stock. Consistent with past practice, the stock options would vest over time, subject, in general, to the executive's remaining in the Company's employ on specified vesting dates. Vesting of the restricted stock awarded to these executives would be dependent on (i) the Company's achievement of a performance-based test for the fiscal year in which the grant is made, and (ii) assuming achievement of the performance-based test, time vesting, subject, in general, to the executive remaining in the Company's employ on specified vesting dates. It is contemplated that the performance test meets the standard for performance-based compensation under the Internal Revenue Code, so that the restricted stock awards would be deductible compensation for certain executive officers if their annual compensation exceeds $1 million.

  2.
  All other employees awarded incentive compensation would receive grants consisting solely of restricted stock. Vesting of restricted shares awarded to these employees would be based solely on time-vesting with no performance test.

        The foregoing changes in the Company's equity incentive practices are intended to be effective with respect to awards granted in the Company's fiscal year ending February 25, 2006. Awards will be made under the Company's 2004 Incentive Compensation Plan, approved by the Company's shareholders at the 2004 annual meeting of shareholders.

        For the Company's fiscal year ending February 26, 2005, the Compensation Committee approved salary increases for all executive officers effective May 2004, including increases in annual salaries from $1,000,000 to $1,100,000 for Messrs. Eisenberg and Feinstein, as Co-Chairmen, and an increase from $950,000 to $1,050,000 for Mr. Temares, as CEO. Following the close of the fiscal year, the Committee approved increases for certain executive officers effective May 2005, including an increase in annual salary from $1,050,000 to $1,150,000 for Mr. Temares. The annual salaries of Messrs. Eisenberg and Feinstein remained unchanged. The increases in salary were deemed appropriate in view of the continued growth of the Company and the continued favorable results of operations. The Compensation Committee reviewed and took into account the total compensation package of the Co-Chairmen, the CEO and the Company's other executive officers, including the grants of stock options and awards of restricted stock described herein. The Committee did not take into account other specific factors in determining salaries for the Co-Chairmen and the CEO.

        For the fiscal year ending February 26, 2005, the Compensation Committee granted stock options to key executives, including all of the executive officers. For the fiscal year ending February 25, 2006, in accordance with the approach described above, the Compensation Committee awarded all executive officers (and certain other executives) a combination of stock options and shares of restricted stock, and awarded restricted stock to other key executives.

COMPENSATION COMMITTEE Dean S. Adler Victoria A. Morrison Fran S. Stoller

STOCK PRICE PERFORMANCE GRAPH

        The graph shown below compares the performance of the Company's common stock with that of the S&P 500 Index, the S&P Specialty Retail Index and the S&P Retail Composite Index over the same period (assuming the investment of $100 in the Company's common stock and each of the three Indexes on February 26, 2000, and the reinvestment of all dividends).

NEXT YEAR'S ANNUAL MEETING

        Proposals which shareholders intend to present at the 2006 Annual Meeting of Shareholders must be received by the Company no later than February 1, 2006, to be presented at the meeting or to be eligible for inclusion in next year's proxy statement under the SEC's proxy rules.

PROXY

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NEW JERSEY 07083

ANNUAL MEETING OF SHAREHOLDERS
JUNE 30, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Warren Eisenberg and Steven H. Temares, or either one of them, acting singly, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 5, 2005 at the Annual Meeting of Shareholders to be held on June 30, 2005 or any adjournment thereof.

        IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED, FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3, 4 AND 5.

(Continued on Reverse Side)

BED BATH & BEYOND INC.
650 LIBERTY AVENUE
UNION, NJ 07083

VOTE BY INTERNET—www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 29, 2005. Have your proxy card in hand when you access the web site.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

        If you would like to reduce the costs incurred by Bed Bath & Beyond Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in the future years.

VOTE BY PHONE—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 29, 2005. Have your proxy card in hand when you call.

VOTE BY MAIL

        Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bed Bath & Beyond Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

IF VOTING BY MAIL, PLEASE DATE, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	BDBTH1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BED BATH & BEYOND INC.

		For All Nominees	Withhold All	For All Except
1.	ELECTION OF DIRECTORS
	The Board of Directors Recommends a Vote "FOR ALL NOMINEES" with respect to Proposal No. 1.	☐	☐	☐
Nominees for three (3) year terms: Leonard Feinstein Robert Kaplan Dean S. Adler Jordan Heller
To withhold authority to vote for an individual nominee, write the nominee's name on the line below.

		For	Against	Abstain
2.	RATIFICATION OF THE APPOINTMENT OF KPMG LLP; The Board of Directors Recommends a Vote "FOR" Proposal No. 2.	☐	☐	☐
3.	SHAREHOLDER PROPOSAL; FOREIGN WORKPLACE MONITORING; The Board of Directors Recommends a Vote "AGAINST" Proposal No. 3.	☐	☐	☐
4.	SHAREHOLDER PROPOSAL; EXECUTIVE STOCK HOLDINGS The Board of Directors Recommends a Vote "AGAINST" Proposal No. 4.	☐	☐	☐
5.	SHAREHOLDER PROPOSAL; BOARD STRUCTURE The Board of Directors Recommends a Vote "AGAINST" Proposal No. 5.	☐	☐	☐
6.	In their discretion, the Proxies are authorized to vote upon such other business as may be brought before the meeting.	☐	☐	☐

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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BED BATH & BEYOND INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS JUNE 30, 2005
PROXY STATEMENT
QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS
ELECTION OF DIRECTORS (Proposal 1)
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.
OTHER BOARD OF DIRECTORS INFORMATION
RATIFICATION OF APPOINTMENT OF AUDITORS (Proposal 2)
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR FISCAL 2005.
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSAL (Proposal 3)
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.
SHAREHOLDER PROPOSAL (Proposal 4)
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.
SHAREHOLDER PROPOSAL (Proposal 5)
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTIONS
AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN
AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
NEXT YEAR'S ANNUAL MEETING
PROXY